Exhibit 99.1

August 3, 2006

Chesapeake Reports Second-Quarter 2006 Results

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported a loss from continuing operations for the second quarter of 2006 of $4.5 million, or $0.23 per share, compared to a loss from continuing operations for the second quarter of 2005 of $0.7 million, or $0.04 per share. The results for the second quarter of 2006 included net after-tax losses of $5.4 million, or $0.28 per share, for restructuring expenses, asset impairments and other exit costs, principally attributable to activities under the company's $25-million global cost savings program. The second-quarter 2005 results included after-tax losses of $6.4 million, or $0.33 per share, related to divestiture activities. Excluding these items, income from continuing operations for the second quarter of 2006 was $0.9 million, or $0.05 per share, compared to $5.7 million, or $0.29 per share, for the comparable 2005 quarter. Including discontinued operations, the company reported a net loss for the second quarter of 2006 of $4.8 million, or $0.25 per share, compared to a net loss of $0.7 million, or $0.04 per share, for the second quarter of 2005.

Second-Quarter 2006 Financial Highlights:

  Consolidated net sales were $244.0 million, down $15.9 million, or 6 percent, from the comparable quarter of 2005. Changes in foreign currency exchange rates and the net effects of business acquisitions and divestitures did not have a significant effect on the comparability of second-quarter 2006 and 2005 consolidated net sales.

  Operating earnings, before the effect of gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs, were $10.0 million, down $4.6 million from the comparable 2005 quarter.

  Pension expense and energy costs during the second quarter of 2006 were up $2.0 million and $0.6 million, respectively, compared to second-quarter 2005.

  Cash flow from operating activities totaled $10.0 million, an improvement of $11.8 million over second-quarter 2005.

"We continue to focus on improving the financial position of Chesapeake during this transition year," said Andrew J. Kohut, Chesapeake's president & chief executive officer. "Facility closure costs and expected savings under the $25-million global cost savings program are in line with our expectations. We have now sold two businesses, closed two facilities, are in the process of closing a third facility and are seeing an overall reduction in overhead spending.

"Our second-quarter 2006 results include an asset impairment charge related to our French luxury packaging business," added Kohut. "We completed the sale of this business earlier this week. We've lost money in this business in each of the past three years and, as such, this divestiture will be immediately accretive to future results.

"As we enter the seasonally strong part of the year, we expect that our cost savings initiatives will have an increasingly favorable impact on our financial results despite competitive market conditions," Kohut said.

Segment Results

The following discussion compares the results of the business segments for the second quarter of 2006 to the second quarter of 2005.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $209.9 million for the second quarter of 2006, a decrease of $3.5 million, or 2 percent, from the comparable period in 2005. Changes in foreign currency exchange rates did not have a significant effect on the comparability of second-quarter net sales. Excluding the effects of business acquisitions and divestitures, net sales decreased 7 percent for the quarter. The decrease in net sales during the quarter was attributable principally to lower volumes within the tobacco packaging division and to lower sales of U.K. confectionery packaging within our branded products packaging division.

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment for the second quarter of 2006 was $10.5 million, a decrease of $4.5 million, or 30 percent, versus the comparable period in 2005. Pension expense and energy costs continued to have an adverse impact on segment operating results during the second quarter of 2006. In addition to these factors, second-quarter 2005 results included the favorable effects of a $1.3 million press installation claim settlement.

Plastic Packaging

  Net sales for the Plastic Packaging segment for the second quarter of 2006 were $34.1 million, a decrease of $12.4 million, or 27 percent, from the comparable period in 2005. Changes in foreign currency exchange rates did not have a significant effect on the comparability of second-quarter net sales. Excluding the effects of business divestitures, net sales decreased 4 percent for the quarter. The decrease in net sales relative to the prior year was primarily due to volume declines and lower resin prices offset, in part, by an improvement in product mix.

  EBIT for the Plastic Packaging segment for the second quarter of 2006 was $3.5 million, a decrease of $0.4 million, or 10 percent, from the comparable period in 2005. Improvements in operating earnings within the specialty chemicals division were more than offset by a shortfall in operating earnings at some of the company's beverage packaging operations.

Other information:

  Corporate expenses were $4.0 million for the second quarter of 2006, a decrease of $0.3 million from the second quarter of 2005. The decrease was primarily due to cost savings initiatives under the company's $25-million global cost savings program.

  The company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), in the first quarter of 2006 using the modified prospective transition method. The adoption of SFAS 123(R) negatively impacted second-quarter 2006 pre-tax results by approximately $0.2 million.

  Net interest expense was $9.6 million for the second quarter of 2006, an increase of $1.5 million compared to the second quarter of 2005. The increase was primarily due to increased borrowing levels in the second quarter of 2006, principally as a result of the Arlington Press acquisition, as well as higher average interest rates on borrowings under our lines of credit during 2006.

  On July 31, 2006, the company completed the sale of its French luxury packaging business ("CLP"). Negotiations with the purchaser had not advanced sufficiently as of the end of the second quarter for CLP to meet the criteria as a "held for sale" asset as of July 2, 2006. The company did, however, record an asset impairment charge of approximately $3.0 million ($3.0 million after tax) in the second quarter of 2006 related to CLP's long-lived assets as a result of the possible transaction. The CLP business will be classified as a discontinued operation beginning in the third quarter of 2006.

  During the second quarter of 2006 and as part of the company's $25-million global cost savings program, the company recorded restructuring expenses, asset impairments and other exit costs of $5.9 million ($5.4 million after tax), primarily attributable to the French luxury packaging asset impairment discussed above and the previously announced closures of the company's facilities in Birmingham and Bedford, England, and Ezy, France.

  In November 2005, the company announced a $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes, and reducing the overall company-wide cost structure. Since program inception, the company has recorded restructuring, asset impairment and other exit costs of approximately $23.2 million and made cash payments related to program initiatives of approximately $15.6 million. In addition, the company has recovered approximately $16.9 million in sale proceeds on businesses and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $14.0 million.

  The company's effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management's expectation as to recovery of its U.S. and certain foreign jurisdiction deferred income tax assets. During the second quarter of 2006, the company recorded an income tax benefit of approximately $1.8 million related to the favorable settlement of income tax contingencies with income tax authorities.

  Net cash used by operating activities was $1.0 million for the first half of 2006, a decrease of $10.1 million from the first half of 2005. The decrease primarily reflects an increase in spending associated with our global cost savings program. Net cash used in operating activities, exclusive of restructuring spending, was $9.0 million for the first half of 2006, comparable to 2005 levels. The company's total capital spending was $20.4 million for the first half of 2006 compared to $15.9 million in the first half of 2005.

  Total debt, net of cash, at July 2, 2006 was $454.9 million compared to $424.2 million at January 1, 2006. The increase in net debt was primarily due to borrowings to fund working capital needs of our businesses and changes in foreign currency exchange rates, which increased reported net debt by approximately $20.4 million at the end of the second quarter of 2006 compared to the end of fiscal year 2005.

Use of Non-GAAP Financial Measures

EBIT, income (losses) and earnings (losses) per share from continuing operations and cash flow from operating activities, in each case, exclusive of gains (losses) on the extinguishment of debt, gains (losses) on divestitures, and restructuring expenses, asset impairments and other exit costs, as applicable, are non-GAAP financial measures. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings before interest and taxes, income (losses) and earnings (losses) per share from continuing operations or for cash flows from operating activities as determined in accordance with GAAP. Reconciliations of these non-GAAP measures to earnings before interest and taxes, income (losses) and earnings (losses) per share from continuing operations and to cash flows from operating activities are provided within the schedules of this release.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its second-quarter 2006 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 48 locations in Europe, North America, Africa and Asia and employs approximately 5,600 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Second Quarter		First Half
INCOME STATEMENTS	2006	2005	2006	2005
Net sales	$244.0	$259.9	$503.0	$532.3
Costs and expenses:
Cost of products sold	202.6	215.1	417.6	440.2
Selling, general and administrative expenses	34.2	34.9	69.8	72.8
Restructuring expenses, asset impairments and
other exit costs (a)	5.9	-	10.1	-
Loss on divestitures (b)	-	6.4	1.0	6.4
Other income, net	2.8	4.7	5.0	6.3

EBIT (earnings before interest and taxes) from
continuing operations	4.1	8.2	9.5	19.2
Interest expense, net	9.6	8.1	19.0	17.0
Loss on extinguishment of debt	-	-	0.6	-

(Loss) income from continuing operations before taxes	(5.5)	0.1	(10.1)	2.2
Income tax (benefit) expense	(1.0)	0.8	(1.0)	1.4

(Loss) income from continuing operations	(4.5)	(0.7)	(9.1)	0.8
Discontinued operations, net of taxes (c)	(0.3)	-	(0.4)	0.7

Net (loss) income	$(4.8)	$(0.7)	$(9.5)	$1.5

Diluted earnings per share:
(Loss) income from continuing operations	$(0.23)	$(0.04)	$(0.47)	$0.04
Discontinued operations, net of taxes (c)	(0.02)	-	(0.02)	0.04

Net (loss) income	$(0.25)	$(0.04)	$(0.49)	$0.08

Weighted average shares and equivalents
outstanding - diluted	19.4	19.4	19.4	19.4

Other items:
Depreciation and amortization	$14.1	$14.5	$28.8	$29.3
Net cash provided by (used in) operating activities	10.0	(1.8)	(1.0)	9.1
Net cash provided by (used in) operating activities,
exclusive of restructuring spending	14.6	(1.8)	9.0	9.1
Capital expenditures	8.0	9.1	20.4	15.9

(a) Restructuring expenses, asset impairments and other exit costs include costs associated with restructuring initiatives under the company's $25-million global cost savings program.

(b) Loss on divestitures during 2006 reflects the loss on the sale of the company's plastic packaging operation in Lurgan, Northern Ireland. Loss on divestitures in 2005 reflects the sale of our French wine and spirits label business, Bourgeot, and the write-down of promissory notes received in connection with the 2001 sale of Consumer Promotions International.

(c) Discontinued operations for the first half of 2005 included the reduction of a liability for certain contractual obligations related to the former Merchandising & Specialty Packaging segment.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Second Quarter		First Half
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2006	2005	2006	2005
EBIT (earnings before interest and taxes) from continuing
operations	$4.1	$8.2	$9.5	$19.2
Add: restructuring expenses, asset impairments and
other exit costs	5.9	-	10.1	-
Add: loss on divestitures	-	6.4	1.0	6.4

EBIT (earnings before interest and taxes) from continuing
operations exclusive of restructuring expenses, asset
impairments and other exit costs, and loss on divestitures	$10.0	$14.6	$20.6	$25.6

(Loss) income from continuing operations	$(4.5)	$(0.7)	$(9.1)	$0.8
Add: restructuring expenses, asset impairments and
other exit costs after taxes	5.4	-	8.4	-
Add: loss on divestitures after taxes	-	6.4	1.2	6.4
Add: loss on extinguishment of debt after taxes	-	-	0.6	-

Income from continuing operations exclusive of losses
associated with the extinguishment of debt,
restructuring expenses, asset impairments and
other exit costs, and loss on divestitures	$0.9	$5.7	$1.1	$7.2

(Loss) earnings per share from continuing operations	$(0.23)	$(0.04)	$(0.47)	$0.04
Add: restructuring expenses, asset impairments and
other exit costs after taxes	0.28	-	0.43	-
Add: loss on divestitures after taxes	-	0.33	0.07	0.33
Add: loss on extinguishment of debt after taxes	-	-	0.03	-

Earnings per share from continuing operations exclusive
of losses associated with the extinguishment of
debt, restructuring expenses, asset impairments
and other exit costs, and loss on divestitures	$0.05	$0.29	$0.06	$0.37

Cash flows from operating activities	$10.0	$(1.8)	$(1.0)	$9.1
Add: cash spending for restructuring expenses
and other exit costs	4.6	-	10.0	-

Cash flows from operating activities, exclusive of
restructuring expenses and other exit costs	$14.6	$(1.8)	$9.0	$9.1

BALANCE SHEETS (in millions, unaudited)
	July 2,	January 1,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$6.7	$8.7
Accounts receivable, net	146.4	134.8
Inventories, net	109.3	108.5
Other current assets	20.8	27.6

Total current assets	283.2	279.6

Property, plant and equipment, net	376.6	372.0
Goodwill	374.8	354.0
Other assets	116.9	117.4

Total assets	$1,151.5	$1,123.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$208.4	$221.9
Current portion of long-term debt	18.5	22.8
Income taxes payable	20.6	21.8
Dividends payable	4.4	4.3

Total current liabilities	251.9	270.8

Long-term debt	443.1	410.1
Pension and postretirement benefits	78.7	75.8
Deferred income taxes	18.3	17.0
Other long-term liabilities	61.3	54.0
Stockholders' equity	298.2	295.3

Total liabilities and stockholders' equity	$1,151.5	$1,123.0

BUSINESS SEGMENT HIGHLIGHTS	Second Quarter		First Half
(in millions, unaudited)	2006	2005	2006	2005
Net sales:
Paperboard Packaging	$209.9	$213.4	$421.4	$435.1
Plastic Packaging	34.1	46.5	81.6	97.2

	$244.0	$259.9	$503.0	$532.3

EBIT:
Paperboard Packaging	$10.5	$15.0	$19.4	$25.6
Plastic Packaging	3.5	3.9	9.2	8.9
Corporate	(4.0)	(4.3)	(8.0)	(8.9)
Restructuring expenses, asset impairments and
other exit costs	(5.9)	-	(10.1)	-
Loss on divestitures	-	(6.4)	(1.0)	(6.4)

	$4.1	$8.2	$9.5	$19.2

Depreciation and amortization:
Paperboard Packaging	$12.1	$12.0	$24.4	$24.3
Plastic Packaging	1.9	2.5	4.3	4.9
Corporate	0.1	-	0.1	0.1

	$14.1	$14.5	$28.8	$29.3